UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Garmin Ltd.
(Exact name of registrant as specified in its charter)

Switzerland (State of incorporation or organization)	98-0229227 (I.R.S. Employer Identification No.)

Vorstadt 40/42 8200 Schaffhausen Switzerland (Address of principal executive offices)	N/A (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Registered Shares, par value CHF 10.00 per share	Name of each exchange on which each class is to be registered The NASDAQ Stock Market
None	Not Applicable

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  ☐

Securities Act registration statement file number to which this form relates:   Not Applicable  (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

EXPLANATORY NOTE

This Registration Statement on Form 8-A/A is being filed by Garmin Ltd., a Swiss corporation (the "Company"), to provide a description of the Company’s registered shares.  Pursuant to the rules under the Securities Exchange Act of 1934, as amended, the Company is the successor issuer to Garmin Ltd., a Cayman Islands company (“Garmin Cayman”), whose common shares were described in the Registration Statement on Form 8-A filed by Garmin Cayman with the Securities and Exchange Commission on November 17, 2000.

Item 1.  Description of Registrant's Securities to be Registered.

The following description of the Company’s share capital is a summary.  This summary is not complete and is subject to the complete text of the Company’s articles of association and organizational regulations, as well as Swiss corporate law.

Except as specifically noted, “the Company,” “we,” “us” and similar words in this registration statement refer to Garmin Ltd., a Swiss corporation.

Capital Structure

As of June 28, 2010, we had a total share capital of CHF 2,080,774,180 divided into 208,077,418 registered shares, with a par value of CHF 10.00 per share.

Authorized Share Capital. The board of directors is authorized to issue new registered shares at any time during a two-year period ending on June 27, 2012 and thereby increase the share capital, without obtaining additional shareholder approval, by a maximum amount of 50% of the share capital registered in the commercial register. After the expiration of the initial two-year period, authorized share capital will be available to the board of directors for issuance of additional registered shares only if such authorization has again been approved by shareholders at a shareholders’ meeting. Each such authorization may last for up to two years.

The board of directors determines the time of the issuance, the issuance price, the manner in which the new registered shares have to be paid in, the date from which the new registered shares carry the right to dividends and, subject to the provisions of the Company’s articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised.  The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or registered shares, the preemptive rights of which have not been exercised, at market conditions or use them otherwise in our interest.

In an authorized capital increase, our shareholders would have preemptive rights to obtain newly issued registered shares in an amount proportional to the par value of the registered shares they already hold.  However, the board of directors may withdraw or limit these preemptive rights in certain circumstances.  For further details on these circumstances, see “—Preemptive Rights.”

Conditional Share Capital. Our articles of association provide for conditional capital that allows the issuance of additional registered shares, up to a maximum amount of 50% of the share capital registered in the commercial register, without obtaining additional shareholder approval at a shareholder meeting.  These registered shares may be issued through the exercise of stock options (which includes stock-settled stock appreciation rights) granted to employees and/or members of the board of directors of the Company or its subsidiaries.

The preemptive rights of shareholders are excluded with respect to registered shares issued out of conditional share capital.

Other Classes or Series of Shares. Under the Swiss Code of Obligations (the "Swiss Code"), the board of directors of the Company may not create shares with increased voting powers without a resolution of the general meeting of shareholders passed by at least two thirds of the votes represented at such meeting and the “absolute majority” of the par value of the shares represented.  With respect to the par value of shares represented at a general meeting, the term “absolute majority” means the approval of at least (a) fifty percent (50%) of the aggregate par value of the shares represented at such general meeting, including abstentions, unmarked, invalid or non-exercisable votes (which includes broker non-votes) plus (b) the par value of one share.

The shareholders acting at a shareholders’ meeting may create preferred shares with a resolution passed by the majority of the votes cast (excluding unmarked, invalid and non-exercisable votes (which includes broker non-votes). Any preferential rights of individual classes of shares must be set forth in the articles of association.

Preemptive Rights

Under the Swiss Code, holders of the Company's registered shares generally have preemptive rights and preferential rights to subscribe for newly issued securities of the Company.  The shareholders may, by a resolution passed by at least two thirds of the votes represented at a general meeting and the “absolute majority” of the par value of the shares represented, withdraw or limit the preemptive rights for important reasons (such as a merger or acquisition).

If a general meeting of shareholders has approved, by amendment of the articles of association, the creation of authorized capital, it may at the same time delegate to the board of directors the decision whether to withdraw or limit the preemptive rights for important reasons, provided that the basic principles are set forth in its delegation.  The Company’s articles of association provide for this delegation with respect to the Company’s authorized share capital in the circumstances described below.  See “—Authorized Share Capital” and “—Conditional Share Capital.”

Authorized Share Capital.  The board of directors is authorized to withdraw or limit the preemptive rights of the shareholders and to allot them to third parties for important reasons, including if:

•	the issue price of the registered shares is determined by reference to the market price;

•
the registered shares are issued in connection with the acquisition of an enterprise or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of new investment plans of the Company; or

•
the registered shares are issued in connection with the intended broadening of the shareholder constituency of the Company in certain financial or investor markets, for the purposes of the participation of strategic partners, or in connection with the listing of the shares of the Company on domestic or foreign stock exchanges.

Courts in Switzerland have not addressed whether certain of the reasons above qualify as important reasons under Swiss law, in particular, any issuances contemplated by the first bullet above and for purposes of the participation of strategic partners.

In order to be an important reason justifying the withdrawal of the preemptive right such withdrawal must in any case:

•	be in the interest of the Company and necessary for the pursuit of its lawful goals; and

•	observe the principles of the equal treatment of shareholders and of the considerate exercise of rights.

Conditional Share Capital.  The share capital of the Company may be increased through the exercise of option rights (including stock-settled stock appreciation rights) which are granted to employees and/or members of the board of directors of the Company or its subsidiaries. Shareholders do not have preferential subscription rights in connection with the granting of such options nor do they have preemptive rights with respect to any registered shares issued from the Company’s conditional share capital upon the exercise of such employee stock options.

For more information on authorized and conditional capital, see “—Capital Structure” above.

Dividends

Under Swiss law, dividends may be paid out only if the company has sufficient distributable profits from the previous fiscal year, or if the Company has freely distributable reserves, each as will be presented on the audited annual stand-alone statutory balance sheet.  Dividend payments out of the share capital (in other words, the aggregate par value of the Company’s share capital) are not allowed.  The affirmative vote at a shareholders’ meeting of a majority of the votes cast (excluding unmarked, invalid and non-exercisable votes (which includes broker non-votes)) must approve distributions of dividends.  The board of directors may propose to the shareholders’ meeting that a dividend be paid but cannot itself authorize the dividend.

Under the Swiss Code, if the Company's general reserves amount to less than 20% of the aggregate par value of the Company’s registered capital, then at least 5% of the Company’s annual profit must be retained as general reserves.  The Swiss Code and the Company’s articles of association permit the general meeting of the shareholders of the Company to decide upon the accrual of additional general reserves. In addition, the Company is required to create a special reserve on its stand-alone annual statutory balance sheet in the amount of the purchase price of registered shares it or any of its subsidiaries repurchases, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends.  The Company’s auditor must confirm that a dividend proposal made to the general meeting of the shareholders conforms with the requirements of the Swiss Code and the Company’s articles of association.  Dividends are due and payable upon the shareholders’ meeting having passed a resolution approving the payment subject to the right of the shareholders’ meeting to adopt a resolution providing for payment on a later date or dates.

The Company will be required under Swiss law to declare the amount available for any dividends and other capital distributions in Swiss Francs.  The Company intends to exchange such Swiss Franc amounts into U.S. Dollars and make any dividend payments to holders of the Company shares in U.S. Dollars.  The Company’s transfer agent, Computershare Trust Company, N.A. will be responsible for paying the U.S. Dollars to registered holders of shares, less any amounts subject to withholding for taxes.

Repurchases of Shares

The Swiss Code limits a company’s ability to hold or repurchase its own shares.  The Company and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available, as described above under “—Dividends.”  Also, the aggregate par value of all of the Company's registered shares held by the Company and its subsidiaries may not exceed 10% of the registered share capital.  However, the Company may repurchase its own registered shares beyond the statutory limit of 10% if the shareholders at a shareholders’ meeting have passed a resolution authorizing the board of directors to repurchase registered shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation.  Any registered shares repurchased under such an authorization must then be cancelled in the course of a capital reduction procedure to be resolved by the next general meeting.  The corresponding resolution must be passed with a majority of the votes cast, excluding unmarked, invalid and non-exercisable votes (which includes broker non-votes).  Repurchased shares held by the Company or its subsidiaries do not carry any rights to vote at a general meeting of shareholders but are entitled to the economic benefits generally associated with the shares.

Reduction of Share Capital

Capital distributions may also take the form of a distribution of cash or property that is based upon a reduction of the Company’s share capital registered in the commercial register. The resolution of the shareholders’ meeting regarding such a capital reduction must be passed with a majority of the votes cast, excluding unmarked, invalid non-exercisable votes (which includes broker non-votes). A special audit report must confirm that creditors’ claims remain fully covered despite the reduction in the share capital registered in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the capital reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

General Meetings of Shareholders

The general meeting of shareholders is the Company’s supreme corporate body.  Common and extraordinary shareholders’ meetings may be held.  The following powers will be vested exclusively in the shareholders’ meeting:

•	adoption and amendment of the Company’s articles of association with minor formal exceptions;

•	determination of the number of members of the board of directors as well as their appointment and removal;

•	appointment and removal of the auditors;

•	approval of the annual report of the board of directors and the approval of the annual financial accounts and (if applicable) the group accounts;

•	the allocation of profits shown in the balance sheet, in particular, the determination of dividends and the profit share of the board of directors;

•	discharge of the members of the board of directors and the persons entrusted with management;

•	any other resolution on matters which are reserved to the general meeting of the shareholders either by law or the articles of association; and

•
the approval of Business Combinations (as defined in the articles of association) if and to the extent such approval (i) is not covered already by the powers entrusted on the general meeting by law and the articles of association and (ii) is not an inalienable power of another corporate body of the Company.

Under the Swiss Code and the Company’s articles of association, the Company must hold an annual general meeting of shareholders within six months after the end of each fiscal year for the purpose, among other things, of approving the annual financial statements and the annual business report, the appointment of auditors and the annual election of members of the board of directors for the class whose term is expiring.  The official means of publication of the Company is the Swiss Official Gazette of Commerce.  The invitation notice regarding the annual general meetings and the extraordinary general meetings must be published at least 20 days prior to the date of such general meeting in the Swiss Official Gazette of Commerce.  The other mandatory notification to registered shareholders in connection with the annual general meeting of the shareholders (information regarding the right to inspect or request delivery of the annual business report and the annual report of the auditor) must be sent to the registered shareholders by regular mail or electronic mail to the last address registered in the share register at least 20 days prior to the annual general meeting of the shareholders.  The invitation notice of a general meeting must state the items on the agenda, the proposals and, in case of elections, the names of the nominated candidates.  No resolutions may be passed at a shareholders’ meeting concerning agenda items for which proper notice was not given.  This does not apply, however, to proposals made during a shareholders’ meeting to convene an extraordinary shareholders’ meeting or to initiate a special investigation or the appointment of auditors at the request of a shareholder pursuant to the Swiss Code.  No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders will be convened by the board of directors or, under certain circumstances, by the auditor.  Liquidators and representatives of bond creditors are also entitled to call a general meeting of shareholders.  A general meeting of shareholders can be held anywhere, except in cases where shareholders would be unduly hindered to participate in the meeting.

The Company expects to set the record date for each general meeting of shareholders on a date that is less than 20 calendar days prior to the date of each general meeting and to announce the date of the general meeting of shareholders prior to the record date.

An extraordinary general meeting of the Company may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor.  Liquidators and representatives of bond creditors are also entitled to call a general meeting of shareholders.  In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by one or more shareholders holding an aggregate of at least 10% of the share capital (according to leading Swiss legal scholars, also shareholders who own shares with a par value of at least one million Swiss Francs may request a shareholders’ meeting) specifying, among other things, the items for the agenda and their proposals, or if it appears from the stand-alone annual statutory balance sheet that half of the company’s share capital and statutory reserves are not covered by the Company’s assets.  In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Shareholders representing a share capital of at least one million Swiss Francs or holding an aggregate of at least 10% of the share capital may request that an item be put on the agenda at a general meeting of shareholders.

The Company’s articles of association provide that the adoption of any resolution or election requires the presence of at least a majority of the total number of shares entitled to vote at a general meeting of the shareholders (whether or not represented at such meeting) at the time when the general meeting of the shareholders proceeds to business.  The shareholders present at a general meeting of the shareholders may continue to transact business, despite the withdrawal of shareholders from such general meeting of the shareholders following announcement of the quorum at that meeting.

Under Swiss law, in the absence of a quorum of the required minimum number of shareholders, the applicable general meeting of shareholders terminates and a new general meeting of shareholders must be called in accordance with the Company’s articles of association.  For any new general meeting, the applicable requirements for calling the meeting and setting a record date, as described above, would need to be satisfied.

The Company’s annual report and auditor’s report must be made available for inspection by the shareholders at the Company’s place of incorporation no later than 20 days prior to the general meeting.  Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge.  Shareholders of record will be notified of this in writing.

Voting

Each registered share of the Company carries one vote at a general meeting of shareholders.  Voting rights may be exercised by shareholders registered in the Company’s share register or by a duly appointed proxy of a registered shareholder, which proxy need not be a shareholder.  The Company’s articles of association do not limit the number of registered shares that may be voted by a single shareholder.

To be able to exercise voting rights, holders of the shares must apply to us for enrollment in our share register as shareholders with voting rights. Registered holders of shares may obtain the form of application from our transfer agent.  The form of application includes a representation that the holder is holding shares for his own account.  Certain exceptions exist for nominees.  The board of directors will register Cede & Co., as nominee of The Depository Trust Company (“ DTC”), with voting rights with respect to shares held in “street name” through DTC.

If the board of directors refuses to register a shareholder as a shareholder with voting rights, the board will notify the shareholder of such refusal within 20 days of the receipt of the application. Furthermore, the board may cancel, with retroactive application, the registration of a shareholder with voting rights if the initial registration was on the basis of false information in the shareholder’s application.  Shareholders registered without voting rights may not participate in or vote at the Company’s shareholders’ meetings, but will be entitled to dividends, preemptive rights and liquidation proceeds.  Only shareholders that are registered as shareholders with voting rights on the relevant record date are permitted to participate in and vote at a general shareholders’ meeting.

Treasury shares, whether owned by the Company or one of its majority-owned subsidiaries, will not be entitled to vote at general meetings of shareholders.

With respect to the election of the members of the board of directors, each holder of shares entitled to vote at the general meeting has the right to vote, in person or by proxy, the number of shares held by him or her for as many persons as have been nominated to be elected as members of the board of directors.  The Company’s articles of association do not provide for cumulative voting for members of the board of directors.  Members of the board of directors are elected by a majority of the votes cast in the general meeting, excluding unmarked, invalid and non-exercisable votes (which includes broker non-votes).  Where the votes are tied, the decision shall be by lot.

Pursuant to the Company’s articles of association, the shareholders generally pass resolutions and votes with a majority of the votes cast, excluding unmarked, invalid and non-exercisable votes (which includes broker non-votes), unless otherwise provided by law or the Company’s articles of association.

The Swiss Code and the Company’s articles of association require the affirmative vote of at least two thirds of the shares represented, and the absolute majority of the par value of the shares represented, at a general meeting to approve the following matters:

•	the amendment to or the modification of the objects of the Company;

•	the creation of shares with privileged voting rights;

•	the restriction on the transferability of registered shares;

•	an authorized or conditional increase of the share capital;

•	a capital increase out of equity, by way of contributions in kind or for the purpose of acquisition of assets and the granting of special benefits;

•	the restriction or withdrawal of subscription rights;

•	the relocation of the Company's registered office;

•	the dissolution of the Company; and

•	a merger, demerger or transformation resolution pursuant to the Swiss Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Swiss Merger Act”).

Swiss law may also impose this supermajority voting requirement in connection with the sale by the Company of “all or substantially all of its assets.” See “—Compulsory Acquisitions; Appraisal Rights.”

Subject to certain exceptions (such as where the decision would be covered by the inalienable powers of another corporate body), the Company’s articles of association require the affirmative vote of holders of at least 75% of the shares represented at a general meeting (a) for the Company to engage in any Business Combination (as such term is defined in the Company’s articles of association); and (b) for any change to this provision.

The Company’s articles of association require the affirmative vote of at least two thirds of the total number of shares entitled to vote at a general meeting of the shareholders, whether or not represented at such meeting, (a) for a resolution with respect to the removal of a serving member of the board of directors and (b) for any change to this provision.

The Company’s articles of association require the affirmative vote of at least 75% of the total number of shares entitled to vote at a general meeting of the shareholders, whether or not represented at such meeting, (a) for any increase or reduction in the number of members of the board of directors specified in the articles of association and (b) for any change to this provision.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the total number of shares entitled to vote at a general meeting of the shareholders whether or not represented at such meeting (“Total Voting Shares”), is a quorum for the adoption of any resolution or election.  The shareholders present at a general meeting may continue to transact business, despite the withdrawal of shareholders from such general meeting following announcement of the presence quorum at that meeting.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Inspection of Books and Records

Although not explicitly stated in the Swiss Code, a shareholder has a right to inspect the share register with regard to his own shares.  With respect to the right to inspect the share register with regard to the shares of other shareholders, the inspection right and the related procedure is disputed among legal scholars.  The majority of legal scholars in Switzerland are of the opinion that Article 697 of the Swiss Code is applicable, which provides that the board of directors or alternatively the shareholders’ meeting is competent to decide.  Should the inspection be denied, the shareholder may challenge the decision in court.  Also, according to the majority of the legal scholars, a shareholder may only require inspection if he or she has an interest worthy of protection.  An inspection of the whole share register is not possible.  The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets.  At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the Company.  Shareholders may also ask the auditor questions regarding its audit of the Company.  The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other material interests of the Company.

Special Investigation

Generally, if the shareholders’ inspection and information rights as outlined above have been exercised and prove to be insufficient, any shareholder may propose to a general meeting of shareholders that specific facts be examined by a special commissioner in a special investigation.  Such shareholder is not required to comply with the advance notice requirements described above in  “—General Meetings of Shareholders” because this matter is not required to be included in the agenda.  However, if a shareholder wishes to call an extraordinary general meeting and propose that specific facts be examined by a special commissioner in a special investigation, the shareholder must comply with the requirements to call an extraordinary general meeting and the advance notice requirements described above in “—General Meetings of Shareholders.”  If one or more shareholders desires to call an extraordinary general meeting of shareholders to consider the proposal, the shareholders must hold an aggregate of at least 10% of the share capital recorded in the commercial register (according to leading Swiss legal scholars, also shareholders who own shares with a par value of at least one million Swiss Francs may request a shareholders' meeting) See “—General Meetings of Shareholders.”  If the general meeting of shareholders approves the proposal, the Company or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at the Company’s registered office to appoint a special commissioner.  If the general meeting of shareholders rejects the proposal, one or more shareholders representing at least 10% of the share capital or holders of registered shares in an aggregate par value of at least two million Swiss Francs may, within three months, request the court to appoint a special commissioner.  The court will issue such an order if the petitioners can demonstrate that corporate bodies or the founders of the Company infringed the law or the Company’s articles of association and thereby damaged the Company or its shareholders.  The costs of the investigation would generally be allocated to the Company and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Business combinations and other transactions that are binding on all shareholders are governed by the Swiss Merger Act.  A merger or demerger requires that at least two thirds of the votes represented at the general meeting of shareholders and the absolute majority of the par value of the shares represented vote in favor of the transaction.  Under the Swiss Merger Act, a “demerger” may take two forms:

•
a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Swiss Merger Act receives the necessary shareholder approvals as described above, all shareholders would be compelled to participate in the transaction. See “—Voting.”

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company.  With respect to companies limited by shares, such as the Company, the Swiss Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding registered shares entitled to vote at a general meeting.  In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company).  Under the Swiss Merger Act, a shareholder has the right to request a court to review the adequacy of the compensation within two months upon the shareholders’ resolution in favor of the transaction.

In addition, under Swiss law, the sale by the Company of “all or substantially all of its assets” may require a resolution of the general meeting of shareholders passed by holders of at least two thirds of the voting rights and the absolute majority of the par value of the registered shares, each as represented at the general meeting.  Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the Company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;

•	the Company’s assets, after the divestment, are not invested in accordance with the Company's statutory business purpose; and

•
the proceeds of the divestment are not earmarked for reinvestment in accordance with the Company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the Company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Anti-Takeover Provisions

The Company’s articles of association have provisions that could have an anti-takeover effect.  These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and its policies, and the ability of the board of directors to negotiate with any potential acquirer terms that are more favorable to shareholders.  These provisions may have the effect of discouraging actual or threatened changes of control by limiting certain actions that may be taken by a potential acquirer prior to its having obtained sufficient control to adopt a special resolution amending the Company’s articles of association.

The articles of association provide that the Company’s board of directors will be divided into three classes serving staggered three-year terms.

The Company’s articles of association provide that, in general, the approval of not less than 75% of the shareholders of the Company represented at a general meeting of shareholders is required for any of the following (any of such transactions being referred to as a “Business Combination”) provided that the matter is not covered by the inalienable powers of another corporate body, such as the board of directors:

(i)
any merger or consolidation of the Company or any subsidiary with (i) any Interested Shareholder or (ii) any other company or other entity (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an affiliate of an Interested Shareholder; or

(ii)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder, or any affiliate of any Interested Shareholder, of any assets of the Company or any subsidiary having an aggregate fair market value equaling or exceeding 25% of the fair market value of the combined assets immediately prior to such transfer of the Company and its subsidiaries; or

(iii)
the issuance or transfer by the Company or any subsidiary (in one transaction or a series of transactions) to any Interested Shareholder or any affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof), of any securities of the Company or any subsidiary having an aggregate fair market value equaling or exceeding 25% of the fair market value of the combined assets immediately prior to such transfer of the Company and its subsidiaries except pursuant to an employee benefit plan of the Company or any subsidiary thereof; or

(iv)	the adoption of any plan or proposal for the liquidation or dissolution of the Company proposed by or on behalf of any Interested Shareholder or any affiliate of any Interested Shareholder; or

(v)
any reclassification of securities of the Company (including any reverse share split), recapitalization of the Company, merger or consolidation of the Company with any of its subsidiaries or other transaction (whether or not with or into or otherwise involving an Interested Shareholder), which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Company or any subsidiary which is directly or indirectly owned by any Interested Shareholder or any affiliate of any Interested Shareholder (a “Disproportionate Transaction”); provided, however, that no such transaction shall be deemed a Disproportionate Transaction if the increase in the proportionate ownership of the Interested Shareholder or affiliate as a result of such transaction is no greater than the increase experienced by the other stockholders generally.

The above 75% shareholder vote requirement does not apply to a Business Combination if the Business Combination has been approved by a majority of the Company’s Disinterested Directors.

As defined in the Company’s articles of association, an Interested Shareholder generally includes any person who, together with that person’s affiliates or associates, (1) is the beneficial owner, directly or indirectly, of more than 20% of the voting power of the outstanding shares of the Company or (2) is an affiliate of the Company and owned 20% or more of the issued shares of the voting power of the outstanding shares of the Company at any time within the previous two years.

As defined in the Company’s articles of association, a Disinterested Director means any member of the Company’s board of directors who is unaffiliated with the Interested Shareholder and who was a member of the board of directors prior to the time that the Interested Shareholder became an Interested Shareholder, and any member of the board of directors who is thereafter chosen to fill any vacancy on the board of directors or who is elected and who, in either event, is unaffiliated with the Interested Shareholder, and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the board of directors.

Swiss law generally does not prohibit business combinations with interested shareholders.  However, in certain circumstances, shareholders and members of the board of directors of Swiss companies, as well as certain persons associated with them, must refund any payments they receive that are not made on an arm’s length basis.

Our articles of association include authorized share capital, according to which the board of directors is authorized, at any time during a maximum two-year period, to issue a number of registered shares of up to 50% of the share capital registered in the commercial register and to limit or withdraw the preemptive rights of the existing shareholders for important reasons, including if (i) the issue price of the newly issued shares is determined by reference to the market price; or (ii) for the acquisition of an enterprise, part(s) of an enterprise or participations, or for the financing or refinancing of any of such transactions, or for the financing of new investment plans of the Company; or (iii) for purposes of broadening the shareholder constituency of the Company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of new issued shares on domestic or foreign exchanges.

Courts in Switzerland have not addressed whether certain of the provisions related to interested shareholders contained in the Company's articles of association are valid under Swiss law.

In order to be an important reason justifying the withdrawal of the preemptive right such withdrawal must in any case

•	be in the interest of the Company and necessary for the pursuit of its lawful goals; and

•	observe the principles of the equal treatment of shareholders and of the considerate exercise of rights.

For other provisions that could be considered to have an anti-takeover effect, see “—Preemptive Rights” and “—General Meetings of Shareholders.”

Legal Name; Formation; Fiscal Year; Registered Office; Notices and Announcements

The legal and commercial name of the Company is Garmin Ltd.  The Company’s articles of association were adopted on February 8, 2010 at the incorporation meeting, and the Company was incorporated on February 9, 2010.  The Company is domiciled in the Canton of Schaffhausen, Switzerland, and operates under the Swiss Code as a share corporation (Aktiengesellschaft).  The Company is registered in the commercial register of the Canton of Schaffhausen with the registration number CH-290.3.016.704-3.  The Company’s fiscal year is the calendar year.

The address of the Company’s registered office is Garmin Ltd., Vorstadt 40/42, 8200 Schaffhausen, Switzerland, and the telephone number at that address is +41 (52) 620 14 01.

The official means of publication of the Company is the Swiss Official Gazette of Commerce. The invitation notice regarding general meetings must be published at least 20 days prior to the date of such general meeting in the Swiss Official Gazette of Commerce.  The other mandatory notification to registered shareholders in connection with the annual general meeting of the shareholders (information regarding the right to inspect or request delivery of the annual business report and the annual report of the auditor) must be sent to the registered shareholders by regular mail or electronic mail to the last address registered in the share register at least 20 days prior to the annual general meeting of the shareholders.

Corporate Objects

The purpose of the Company is to acquire, hold, finance, manage and sell participations in Swiss and foreign enterprises of all types.  The Company may set up branch offices and subsidiaries in Switzerland and abroad and may acquire, hold, manage, encumber and sell real estate and intellectual property rights in Switzerland and abroad.  The Company may provide any kind of financial assistance, including guarantees, to and for Garmin group companies.  The Company may engage in any type of commercial activity that is directly or indirectly related to its objects and take any measures it determines appropriate to promote the objects of the Company, or that are connected with such objects.

Duration; Dissolution; Rights upon Liquidation

The Company’s duration is unlimited.  Under the Swiss Code, the Company may be dissolved at any time upon a resolution of the general meeting of shareholders passed by at least two thirds of the shares represented at such meeting and the absolute majority of the par value of such shares.  Dissolution by court order is possible if the Company becomes bankrupt, or for cause at the request of shareholders holding at least 10% of the Company’s share capital, or if in the course of incorporation, legal provisions or provisions of the articles of association have been disregarded, and the interests of the creditors or shareholders have been severely jeopardized or infringed thereby.  Under the Swiss Code, unless otherwise provided for in the articles of association, any surplus arising out of liquidation, after the settlement of all claims of all creditors, will be distributed to shareholders in proportion to the paid-up par value of registered shares held, with due regard to the preferential rights of individual classes of shares, and subject to Swiss withholding tax requirements.

Uncertificated Shares

Holders of registered shares of the Company will not have the right to require the Company to issue certificates for their shares.  The Company will only issue uncertificated registered shares.

Stock Exchange Listing

Our registered shares are listed on the NASDAQ Global Select Market and trade under the symbol “GRMN.”

No Sinking Fund

The registered shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

Our currently outstanding registered shares are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The general meeting of the shareholders of the Company may at any time convert registered shares into bearer shares and vice versa by amending the articles of association.  Furthermore, the general meeting of shareholders is authorized to split shares into shares with lower par value or, with the approval of all shareholders, to consolidate shares into shares with higher par value.  The shares of the Company are not subject to redemption either by the Company or the holder of the shares.

Transfer and Registration of Shares

Except as described above in “— Voting,” no restrictions apply to the transfer of the Company's registered shares.  The Company’s share register will initially be kept by Computershare Trust Company, which acts as transfer agent and registrar.  The share register reflects only record owners of the Company's shares.  A shareholder of the Company who holds shares beneficially will not be the holder of record of such shares.  Instead, the depository (for example, Cede & Co., as nominee for DTC) or other nominee will be the holder of record of such shares.  Accordingly, a transfer of shares from a person who holds such shares beneficially to a person who also holds such shares beneficially through a depository or other nominee will not be registered in the Company’s official share register, as the depository or other nominee will remain the record holder of such shares.

Item 2.  Exhibits.

The following exhibits to this Registration Statement on Form 8-A/A are incorporated by reference from the documents specified, which have been filed with the Securities and Exchange Commission.

Exhibit No.	Description

4.1	Articles of Association of Garmin Ltd. (Filed as Exhibit 3.1 to the Company's Current Report on Form 8-K filed on June 28, 2010 and incorporated herein by reference).

4.2	Organizational Regulations of Garmin Ltd. (Filed as Exhibit 3.2 to the Company's Current Report on Form 8-K filed on June 28, 2010 and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

GARMIN LTD.

By:	/s/ Andres R. Etkind
Andrew R. Etkind
Vice President, General Counsel and Secretary
Date:  June 28, 2010